UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2016

ICONIX BRAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10593	11-2481903
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1450 Broadway, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 26, 2016, Iconix Brand Group, Inc., a Delaware corporation (the “Company”) entered into an Agreement (the “Agreement”) with Huber Capital Management, LLC and Joseph R. Huber (collectively, “Huber”), which beneficially own 6,991,079 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), or approximately 12.45% of the issued and outstanding Common Stock. The summary does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Pursuant to the Agreement, the Company agreed that (i) the Board of Directors of the Company (the “Board”) and all applicable committees of the Board will nominate Kenneth Slutsky (the “Board Nominee”) on the Company’s slate of directors for election at the Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”), (ii) the Company’s slate of directors for election to the Board at the 2016 Annual Meeting (the “Nominees”) will consist of nine (9) directors and (iii) the Company will recommend and solicit proxies for the election of the Nominees at the 2016 Annual Meeting.

The Agreement further provides that Huber will appear in person or by proxy at each annual or special meeting of stockholders held during the period from the date of the Agreement until the date that is fifteen (15) business days prior to the deadline for submission of stockholder nominations for the Company’s 2017 annual meeting of stockholders (the “Standstill Period”) pursuant to the Company’s Restated and Amended By-Laws (the “By-Laws”) and vote all Common Stock beneficially owned, or deemed beneficially owned, (i) in favor of the slate of directors nominated by the Board and (ii) against the removal of any member of the Board (including in any written consent solicitation).

Additionally, Huber agreed that, except as specifically permitted by the Agreement, it will not (i) nominate any person for election at the 2016 Annual Meeting, (ii) submit any proposal for consideration at, or bring any other business before, the 2016 Annual Meeting, (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2016 Annual Meeting or (iv) publicly or privately encourage or support any other current or future stockholder of the Company to take any of the actions set forth in the preceding clauses (i) through (iii). Huber also agreed to certain other customary standstill provisions during the Standstill Period.

The Company further agreed to reimburse Huber for certain reasonable, documented out-of-pocket costs related to the negotiation and execution of the Agreement; provided that such reimbursement will not exceed $25,000.

Each of the parties to the Agreement also agreed to mutual non-disparagement obligations.

On September 27, 2016, the Company issued a press release announcing the signing of the Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

On September 26, 2016, the Board, based upon the recommendation of the Corporate Governance/Nominating Committee of the Board (the “Nominating Committee”), (i) voted to increase the total number of directors constituting the Board from seven (7) to nine (9) directors pursuant to Article II, Section 2 of the Company’s By-laws and (ii) appointed each of Sanjay Khosla and Kristen O’Hara as a director of the Company to fill the two (2) newly created directorships. Contemporaneously, the Company announced that Barry Emanuel, a current member of the Board, intends to retire from the Board upon completion of his current term at the 2016 Annual Meeting. Mr. Emanuel’s retirement was not the result of any disagreement with the Company.

The Board and the Nominating Committee have determined that each of Mr. Khosla and Ms. O’Hara qualifies as an “independent director” of the Company under the rules of the NASDAQ Stock Market LLC, the rules and regulations of the Securities and Exchange Commission and satisfies the requirements pursuant to applicable law and regulations and the Company’s organizational documents.

As of the date of the appointment, neither Mr. Khosla nor Ms. O’Hara has entered into or proposed to enter into any transactions required to be reported under Item 404(a) of Regulation S-K. The committees of the Board to which Mr. Khosla and Ms. O’Hara will be appointed have not yet been determined. Mr. Khosla and Ms. O’Hara will be compensated according to the Company’s standard director compensation, receiving a pro rata amount of the Company’s standard director compensation for 2016 described in the Form 10-K/A filed by the Company on April 29, 2016 (based on the portion of the 2016 calendar year for which Mr. Khosla and Ms. O’Hara serve as directors of the Company).

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

10.1	Agreement, dated as of September 26, 2016, by and among Iconix Brand Group, Inc., Huber Capital Management, LLC and Joseph R. Huber

99.1	Press Release, dated September 27, 2016 (incorporated by reference from the additional proxy soliciting materials filed on Schedule 14a-12 on September 27, 2016)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICONIX BRAND GROUP, INC.
(Registrant)

By:	/s/ Jason Schaefer
Name:	Jason Schaefer
Title:	EVP & General Counsel

Date: September 28, 2016

Exhibit Index

Exhibit No.	Exhibit

10.1	Agreement, dated as of September 26, 2016, by and among Iconix Brand Group, Inc., Huber Capital Management, LLC and Joseph R. Huber

99.1	Press Release, dated September 27, 2016 (incorporated by reference from the additional proxy soliciting materials filed on Schedule 14a-12 on September 27, 2016)

5